Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-170504 on Form S-8 of our report dated May 3, 2011, relating to the consolidated financial statements of Charm Communications Inc., its subsidiaries and its variable interest entities as of December 31, 2009 and 2010 and for the years ended December 31, 2008, 2009 and 2010, and the financial statement schedule of Charm Communications Inc. appearing in the Annual Report on Form 20-F of Charm Communications Inc. dated May 3, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
May 3, 2011